RICH PHARMACEUTICALS, INC.

2013 STOCK OPTION/STOCK ISSUANCE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

Rich Pharmaceuticals, Inc., a Nevada corporation (the "Company"), hereby grants an Option to purchase shares of its common stock (the "Shares") to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet, in the attachment and in the Rich Pharmaceuticals, Inc. 2013 Stock Option/Stock Issuance Plan (the "Plan").

Grant Date of Option: ______________

Name of Optionee: ______________

Number of Shares

Covered by Option: ______________

Exercise Price per Share: $___________

Fair Market Value of a

Share on Grant Date: $__________

Expiration Date: ______________

Vesting Schedule: Subject to all the terms of the attached Agreement, the number of Shares which you may purchase under this Option shall vest as follows:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also enclosed.

Optionee: ______________

(Signature)

Company: ______________

By: Ben Chang, Chief Executive Officer

Attachment

RICH PHARMACEUTICALS, INC.

2013 STOCK OPTION/STOCK ISSUANCE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.
Nonstatutory Stock Option	This Option is not intended to be an Incentive Stock Option under Section 422 of the Code and will be interpreted accordingly. This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.
Vesting	This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule on the attached cover sheet.
Term	Your Option will expire in any event at the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Except as provided on the Vesting Schedule on the attached cover sheet, your Option will expire earlier if your Service terminates, as described below.
Termination - General	If your Service terminates for any reason (except in the case of death or Disability of a California Participant), other than for Cause, then your Option will expire at the close of business at Company headquarters on the date that is 90 days after your termination date.
Termination for Cause	If your Service is terminated for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your unvested options and the unvested options shall immediately expire, and the vested portion of your Option will expire at the close of business at Company headquarters on the date that is 10 days after your termination date.
Death or Disability California Participants only	If you are a California Participant and your Service terminates because of your death or Disability, then your Option will expire at the close of business at Company headquarters on the date six months after the date of your death or Disability. During that six month period, your estate or heirs may exercise the vested portion of your Option.
Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active work. The Company determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.
Notice of Exercise	When you wish to exercise this Option, you must notify the Company by filing a "Notice of Exercise" form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

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Form of Payment

When you submit your notice of exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier's check or a money order.

• Shares which have already been owned by you for more than six months and which are surrendered to the Company. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•         Provided that at the time of exercise the Common Stock is publicly traded, by “cashless exercise” by payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the option having a Fair Market Value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof.

"Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq Small Cap Market or the OTC Bulletin Board or the OTC Markets, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Company Board of Directors deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Company Board of Directors.

Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

Restrictions on Resale	By signing this Agreement, you agree not to exercise this Option or sell any Shares acquired under this Option at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale of Shares. If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

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Transfer of Option

You may transfer vested options to a third party subject to the third party executing documentation reasonably requested by the Company in a format similar to this Option Agreement.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your Option in any other way.

Retention Rights	Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.
Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your Option's Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.
Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.
Legends	All certificates representing the Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legend:
"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Nevada.
Counterparts; Delivery	This Option Agreement may be executed in any number of counterparts and may be delivered by facsimile transmission or by electronic transmission in PDF format, all of which taken together shall constitute a single instrument.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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RICH PHARMACEUTICALS, INC.
NOTICE OF EXERCISE OF NONSTATUTORY STOCK OPTION BY OPTIONEE

Rich Pharmaceuticals, Inc.

______________________

______________________

Re: Exercise of Nonstatutory Stock Option to Purchase Shares of Company Stock

______________

[PRINT NAME OF OPTIONEE]

Pursuant to the Nonstatutory Stock Option Agreement dated ___________________, ______ between Rich Pharmaceuticals, Inc., a Nevada corporation, (the "Company") and me, made pursuant to the 2013 Stock Option/Stock Issuance Plan (the "Plan"), I hereby request to purchase _______ shares (whole number only) of common stock of the Company (the "Shares"), at the exercise price of $______ per share. I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage
of Payment Form of Payment As Provided In the Nonstatutory Stock Option Agreement

______________% Cash/My Personal Check/Cashier's Check/Money Order (payable to "Rich Pharmaceuticals, Inc.")

______________% Surrender of Vested Shares (Valued At Their Fair Market Value) Owned
By Me For More Than Six Months

______________% By “cashless exercise” through the surrender of shares of Common Stock then issuable upon exercise of the option having a Fair Market Value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof

Check one: ☐ The Shares certificate is to be issued and registered in my name only.

☐ The Shares certificate is to be issued and registered in my name and my spouse's name.

[PRINT SPOUSE'S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan and in the Nonstatutory Stock Option Agreement.

Dated: __________________

__________________	__________________
(Optionee's Signature)	(Spouse's Signature)** **Spouse must sign this Notice of Exercise if listed above.
__________________ __________________	__________________ __________________
(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

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